EXHIBIT 10.40





                                           BI-LATERAL AGREEMENT



         THIS BI-LATERAL AGREEMENT (this "Agreement"), dated as of May 23, 1997, by and between International Thoroughbred Breeders, Inc. a Delaware corporation ("ITB"), and Las Vegas Entertainment Network, Inc., a Delaware corporation ("LVEN") with reference to the following:



         (a) that certain Loan Agreement, dated as of even date herewith, by and among ITB, certain of ITB's subsidiaries (together with ITB, the "Borrowers"), and Credit Suisse First Boston Mortgage Capital LLC ("CSFB") (the "Loan Agreement"),



         (b) that certain Tri-Party Agreement, dated as of even date herewith, by and among LVEN, ITB, and CSFB (the "Tri-Party Agreement"), and



         In order to induce ITB and LVEN to enter into the Tri-Party Agreement, ITB and LVEN each have agreed to set forth their further agreement as follows:



         1. In the event that the Permitted Acquisition (as that term is defined in the Tri-Party Agreement) is not consummated for any reason the respective rights and obligations of LVEN, Casino- Co Corporation ("Casino-Co"), ITB, and Orion Casino Corporation ("Orion") with respect to the profit participation payable to Casino-Co pursuant to Section 2(c) of that certain Letter Agreement dated as of January 22, 1996, by and among such parties (the "Letter Agreement") are hereby confirmed and/or clarified, and restated as follows:



         For  purposes  of  computing  the  Adjusted  Cash Flow (as that term is defined in the Letter Agreement) amounts of which Casino-Co initially will receive a fifty percent (50%) interest, and thereafter will receive a twenty-five percent (25%) interest, subject to the other terms and conditions of the Letter Agreement, (i) the term Adjusted Cash Flow shall mean and refer to adjusted cash flow from the operation of the Property (as that term is defined in the Letter Agreement), before any provision for federal or state income taxes, depreciation and/or amortization, and (ii) without the consent of Casino-Co, the amount of debt service to be netted against cash flow from operations of the Property in computing Adjusted Cash Flow shall be limited to a maximum of $65 Million. At the time of the closing of the $55 Million loan by CSFB under the Loan Agreement (the "CSFB Loan") the amount of debt service to be netted against cash flow from operations in computing Adjusted Cash Flow shall be $27 Million. The parties agree that, as of the date hereof, the amount which Orion is entitled to recoup pursuant to clause (i) of the third sentence of
Section 2(c) of the Letter Agreement is $35 Million.

                                       er.
                                      -er-

         2. ITB agrees that the CSFB Loan has been arranged by Casino-Co as the "Alternative Financing" contemplated by, pursuant to, and in satisfaction of, the provisions of Section 2(b)(z) of the Letter Agreement; provided, however, that LVEN (for itself and on behalf of Casino-Co) acknowledges and agrees that no fee or commission is payable to anyone in connection therewith.



         3. If, within 90 days of the date hereof, ITB has not received the proceeds of a construction loan of $50 Million, or more, respecting the El Rancho Property, or has not otherwise arranged alternative financing for the opening of the hotel and casino at the El Rancho Property, and if and only if the Permitted Conversion and Permitted Acquisition have not occurred, then LVEN shall have the right, for a period of 180 days, to make a $30 Million loan to Orion the proceeds of which would be used to repay a portion of the CSFB Loan. If it were to make such a $30 Million loan to Orion, the loan would mature on the date that the CSFB Loan is scheduled to mature and would bear interest at the rate applicable to the CSFB Loan. ITB agrees with LVEN (for their own benefit and not for the benefit of CSFB) that, in such circumstances, ITB would be obligated to prepay the balance of the indebtedness owed to CSFB with respect to the CSFB Loan (including principal, interest, premium, exit fees, fees, costs, and expenses). Any financing arranged by ITB for the prepayment of the CSFB Loan would be entitled to obtain a first lien on ITB's subsidiary's Garden State Race Track and a second lien (junior to the lien of Mr. Ken Fischer) on ITB's subsidiary's Freehold Race Track and a second lien (junior to the $30 Million loan made by LVEN) with respect to the El Rancho Property. If LVEN makes the $30 Million loan to Orion and ITB prepays the balance of the CSFB Loan, the $30 Million loan by LVEN to Orion would be secured by a first priority lien on the El Rancho Property, and LVEN would thereafter have the right to oversee the development of the El Rancho Property (without any change in ownership or economics).



         4. If LVEN is unsatisfied with the fair market value of Casino-Co as established by the greater of the ITB Value or the LVEN Value, LVEN shall have the right, within 180 days of the date hereof, to make a loan to ITB in an amount sufficient to repay in full the CSFB Loan and the proceeds of which would be used to repay the CSFB Loan in full. If it were to make such a loan to ITB, the loan would mature on the date that the CSFB Loan is scheduled to mature and would bear interest at the rate applicable to the CSFB Loan. ITB agrees with LVEN (for their own benefit and not for the benefit of CSFB) that, in such circumstances, ITB would be obligated to use such loan proceeds to prepay all of the indebtedness owed to CSFB with respect to the CSFB Loan (including principal, interest, premium, exit fees, fees, costs, and expenses). Any such loan made by LVEN to ITB would be entitled to obtain a first lien on ITB's subsidiary's Garden State Race Track, a second lien (junior to the lien of Mr. Ken Fischer) on ITB's subsidiary's Freehold Race Track, and a first lien (assuming the Conversion has occurred) with respect to the El Rancho Property.

                                       er.
                                      -er-

         5. As a result of changes in the development plans for the El Rancho Property, and as a material inducement to LVEN to enter into this Agreement and the Subordination Agreement, LVEN and ITB have agreed to cause their subsidiaries to amend and restate the Entertainment Management Agreement (as defined in the Letter Agreement) to reflect the scope and nature of such changes, it being the intention of such parties to effect, upon commercially reasonable terms and conditions, the leasing by Orion to LVCC of space within the El Rancho Property of space on or from which all food, beverage and retail activities will be conducted (exclusive of certain mezzanine space, the rights to which will be retained by Orion. LVEN and ITB hereby agree to cause their subsidiaries to embody such modifications in definitive documentation at the earliest practicable time.



         6. If any legal action or proceeding is brought by any party hereto to enforce or construe a provision of this Agreement, the unsuccessful party in such action or proceeding, irrespective of whether such actin or proceeding is settled or prosecuted to final judgment, shall pay all of the reasonable attorneys fees and costs incurred by the prevailing party.



         7. No amendment, modification, supplement, termination, consent, or waiver of or to any provision of this Agreement nor any consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by or on behalf of each of the parties hereto.



         8. This Agreement is intended by the parties as a final expression of their agreement and is intended as a complete and integrated statement of the terms and conditions of their agreement.



         9. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, admissible into evidence, and all of which together shall be deemed to be a single instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be as effective as delivery of a manually executed counterpart. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

                                       er.
                                      -er-

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.





          LAS VEGAS
          ENTERTAINMENT

          NETWORK, INC.





       By: /s/JOSEPH A. CORAZZI



       Title: Chairman/CEO







             INTERNATIONAL
             THOROUGHBRED BREEDERS,
             INC.







             By: /s/Nunzio DeSantis
               Title: CEO




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